EXHIBIT 99.1

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

BLOCKBUSTER INC.

January 10, 2005

3:30 p.m. CST

J. Antioco	Welcome, everyone. Why don’t we get started in true Blockbuster fashion with a little 60-second film? Could you roll that?

(No More Late Fees Commercial)

J. Antioco	Welcome to the start of more. We have – did I skip over the forward-looking statements? There it is. We do have some forward-looking statements. They are posted on our website so I won’t take half the presentation reading it to you.

Let’s talk about 2004 and the highlights of 2004. First of all, as we talk about the video business over the last couple of years, there has obviously been some significant changes in the business. Business has shifted from a rental business to a business that has a lot of significant retail activity. In addition, there have been a lot of opportunities in the business and I’m going to talk about those.

But what we believe, in the left-hand box there, is that the business, the strong free cash flow of the business and the significant opportunities justifies the kind of investment we’re making in the business and in 2004, that was over $200 million dollars in operating and capital expenses on new initiatives.

What are those new initiatives? We’ve developed several. Subscriptions. In-store subscriptions, online subscriptions. We like the subscriptions business a lot. Games. We believe that games is a growing and important business and a potential significant profit contributor to our future. Movie and game trading. A business that is emerging as a result of the retail marketplace as an opportunity for people to trade games and to trade movies and I’m going to talk more about those in a minute.

Another highlight, especially for management, was the split off from Viacom. It was a successful transaction; one that involved a special

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

dividend. And we think the important significance of that is the freedom that management now has to pursue some operational and strategic objectives that we think will make a difference in our future.

We made some announcements in the fourth quarter; some very significant announcements. You saw the first one, the elimination of late fees; a move that we have been pondering for quite some time and did a lot of study and research on.

We also lowered our online rental price to $14.99. We like the online rental business and we intend to get a significant share of that business. And obviously we announced our intention or our interest, I should say, in acquiring Hollywood Video. And I’m going to talk all about those initiatives in a second.

The new business model that we’ve put into place takes advantage of the opportunities in the video business. A lot has changed, as I’ve already mentioned. And we’ve changed our business model to deliver more choices to consumers.

When you think about what Blockbuster has done over the last 18 months or so, and the array of services that we now offer consumers, we think it’s a pretty compelling home entertainment proposition. As you look at the marketplace and you look at all of our competitors, we are the only ones that are able to offer this complete array of services. The transition that we are in the process of making is changing Blockbuster from the store you go to rent a movie to a brand you go to rent, buy, or trade a movie or game in store or online. A very significant transition but one that has challenges and has opportunities but one that we believe is closely aligned with our core skills and our core brand equity.

Let’s take a look at some numbers over the last several years. As you can see, Blockbuster’s OIBDA and free cash flow have been significant. If you look at 2000-2002, what you have is the main transition from the rental window in VHS to the conversion to DVD which has caused some significant challenges on the top line to maintain revenue. It’s also given us some profit opportunities in the form of enhanced margins because of the lower acquisition costs associated with DVD.

2003 was a year where we did two things; one is significantly harvested the core business in a way we thought was intelligent and obviously improved operating profit and free cash flow. But we didn’t just do that.

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

We spent a lot of time, money, energy and resources in 2003 developing the new initiatives that I’ve mentioned to you and that I’ll talk more about in detail. So we were busy figuring out how Blockbuster could compete better in the future.

The first three quarters of 2004 are up there. Obviously, the fourth quarter is a significant profit and cash flow quarter for us. Last year, we were in the $200 million range for free cash flow in the fourth quarter and obviously, we’ll be talking about that in late February when we do our year-end earnings call.

Our 2005 guidance – what we’ve said previously, is when we announced no late fees, that we expected our operating income to be flat with 2004 before the implementation costs, launch marketing costs associated with no late fees of about $50 million dollars. We think that’s a significant accomplishment given the fact that late fees contributed $250 to $300 million dollars to our operating income last year. That’s a lot of cash flow to offset and obviously a very serious decision.

We believe that as a result of the test market activity that we were able to observe and measure during 2004, that we can, in fact, offset that by a growth in revenue resulting from increased active membership, increased transaction and a whole host of other things that have liberated consumer’s behavior as they think about Blockbuster.

We’re also going to lower some promotional and marketing costs associated with a lot of the activities we did that we believe we no longer have to do as a result of the elimination of late fees and we’re going to employ some tight operating management expense control.

If we’re able to pull that off, that will be a significant repositioning of Blockbuster, the rental proposition, the number one barrier that consumers had towards renting. And if we can do that and maintain our profitability in 2005 which we are determined to do, we believe that repositioning will significantly benefit our future.

We also think it’s prudent and wise and a function of focusing on improving the profitability of our existing store network, that we’ll be reducing our capital expenditures in 2005 by about $100 million dollars; some as a reflection of the expenses are behind us in the new initiatives. And the rest is a function of focusing on making what we have successful in new stores with fewer store openings and remodels. We will not, I

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

repeat, we will not cut back on our continued investment in the key strategic objectives of Blockbuster; specifically, games and game and movie trading and online subscriptions.

Why are we doing this? We believe that this positions us for growth. Games, trading, subscription and reinvestment in our core rental proposition; we are one year into what we said was a two-year investment plan to capture additional customer traffic, market share and position us for the future.

Let’s talk briefly about the major initiatives. First, games. We have a number of game initiatives and three different brands. Game Rush is our store-in-store game offering in the US; Gamestation is our freestanding and store-in-store game brand in the UK and Rhino is a freestanding game brand that we bought here last year.

Essentially before 2004, we were essentially in the game rental business only. 2004 put us in the game trading and the game retail business and that’s a business we plan on continuing to grow significantly in the future.

Trading. Trading is an opportunity that has emerged as a result of the retail shift in the business. We first got involved in it about three years ago when we bought a company called Movie Trading Company. We learned from that company that there’s significant profit potential in trading of used DVDs with customers. We realized that people have some 2 billion disks at home and they’re adding to that collection at about 20 disks per year; and we know that most of these people have no intention of watching half of the movies they have in their collection again. We think that represents an opportunity for us.

The way the program works is you bring in your watched, but you don’t want to keep DVD, we trade that for store credit and you use that store credit for rentals and purchases at Blockbuster. We’re in about 2500 stores at the end of 2004 and we’ll add approximately 2000 more stores by year-end 2005. We intend to be in game and movie trading in every Blockbuster store that we can be in.

Blockbuster Online. In August of last year, we launched Blockbuster Online. We like that business a lot and why not? It’s producing incremental new members for us. About half of the people in Blockbuster Online were not Blockbuster customers. The program is going well. We are continuing to improve all of the key metrics including subscriber

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

acquisition, subscriber acquisition cost, churn, conversion from free trial to new, the online business continues to move forward. We think it’s a significant business and it’s one we intend to capture a significant share of.

Also, in-store subscription. Again, has been a very good move for us. We tested it significantly in 2003 and rolled it out in 2004 and we are exceeding our year-end goals with regards to subscription. We said we’d have approximately 8% and we are going to be over that. We said we could close 2005 with 10%. We believe we can even do better than that.

We like the subscription business; it’s a steady flow of income. We get incremental revenues from the consumers and we intend to stay in the subscription business and continue to be aggressive and attempt to gain market share in the online business and the in-store subscription business.

Why are we doing all this stuff? It costs a lot of money, it takes a lot of time, and it takes a lot of energy. Because it completely repositions Blockbuster from being in a business that has slow or no growth to a business that has significant growth opportunities as demonstrated by this next slide.

If you look at all the businesses we are now engaged in; movie rental, and these are Kagan’s numbers for movie rental as you can see, transactional movie rental is predicted to be under continued pressure. We’re not sure it’s going to be as bad that, but we’re certainly mindful that there is going to be continued pressure on that side of the business.

But on the other hand, retail movies are growing, online subscription is growing, used and traded movies are growing, retail games are growing and if you total up all of those businesses, you’ve got what’s today at 2003 with a $30 billion business growing at 10% to approximately $40 billion dollars.

So that’s why we’re doing all this stuff, investing that kind of money in the business and have undertaken what we consider to be a major transition of Blockbuster; again, going from a store you rent a movie to a place and a brand you rent, buy, trade a movie or game in-store or online.

With that, I will, since we have very limited time, open it up to questions.

Yes, sir?

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

M	(Inaudible). … sure that you are the category leader and behaving like the category leader or is there some other rationale for doing that?

J. Antioco	The question is, I know you didn’t get the microphone until late in the question, is why did we drop the prices of online rental when previously we said that we weren’t sure why NetFlix did it and we were getting significant growth in the business in our previous price point. And one reason is we want to make sure we continue to aggressively get market share and grow that business as we see the potential for it going forward. And certainly, at this price point, that’s going to happen.

And secondly, in conjunction with changing that price point, we also changed a number of other things that we were doing to acquire subscribers. And the net of that is, without getting into too many details, we believe we in fact, what we have achieved is significantly lowering our subscriber acquisition costs and the net of that is what we believe will be more subscribers, less churn and lower average subscriber costs.

Yes, sir?

M	(Inaudible).

J. Antioco	Distribution strategy from the subscription business online. How we’re going to get the DVDs to consumers? Okay, I’m competing with a guy behind me that’s pretty enthusiastic about his business and awful loud, so I’m a little distracted, but I’ll try to do the best I can.

We opened with 10 distribution centers in August. We now have 23 distribution centers. We believe we will stay at about that level for the foreseeable future. Midway, as we said when we launched online subscription or when we talked about launching it, we believed that integration from the store was very important. Midway through 2005, it is still our intention to integrate and to use our stores as points of distribution which will get us from 23 points of distribution to 5000 points of distribution which will obviously do a couple of things; one, it will significantly lower our product costs and improve our profitability associated with the online business. Two, it will give us the absolute best service of anyone in the online business and it will strengthen what we’re already doing today which is offer the best combination of store, bricks and mortar if you will, and online by giving the customer a choice between the store or online if they’re an online member.

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

Today we’re doing it in the form of two free in-store rentals for our online customers. We’re liking what that’s doing and we’ll make a determination whether we totally integrate the program, in other words, have one price for both store and online or not. But clearly what we will do is distribute from the stores. We’ll keep our 23 distribution centers open. We see the mix being somewhat about 60% coming out of the stores and about 40% will come out of the distribution centers.

Yes sir?

M	How big do you think the online market is?

J. Antioco	We think the online market – at this point, Kagan’s numbers is about 7 million, NetFlix is about 12 million. It’s in that range. Six to seven on the low side and probably more than that.

Yes sir?

M	In terms of replacing operating income lost from late fees, you mentioned increased traffic and reduced promotional activity, can you give us a sense of how much comes from each category?

J. Antioco	Yes. The majority of that pick-up will come from incremental traffic and revenues; both rental revenues and retail revenues. And if you think in terms of how much is going to be replaced by revenue and how much is going to be replaced by cost, if you think in terms of 70/30 or 60/40, I think that’s a reasonable ballpark way to view how we’re going to recoup the lost revenues associated with late fees.

M	One more follow-up. Obviously, you saw the announcement today from Movie and Hollywood. Would you care to comment on what Blockbuster’s stance is?

J. Antioco	Sure. I’ll give you our thought about Hollywood Video as best I can. We would still love to acquire Hollywood Video. That would be number one on our radar screen and we believe that this would be a terrific acquisition for us. At the same time, we have been frustrated by the process that they ran, but we have moved forward anyway.

A couple things you ought to be aware of. We began the regulatory process, if you will, back the week before Thanksgiving when we had an

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

informal meeting with the FTC. We filed a Hart Scott a couple weeks ago. We believe we’ll get a second Request for Information this week and we’re encouraged by what we see in the regulatory process and the way that is moving.

At the same time, I should say, last week we sent a letter to the Special Committee of Hollywood Video basically telling them that we wanted to move forward. We made specific requests for information that would potentially allow us to raise the price that we had on the table. We even said that we were willing to enter into what we thought was a reasonable stand-still agreement and not the three-year stand-still that they asked for. Obviously, with their announcement this morning, they decided to go into another direction.

We continue to assess our options. We remain very much interested in it but we’re not going to pay more than we believe the company is worth. I should say that as we look at the competitive offer that’s on the table and you look at what they’re proposing, the synergies associated with that acquisition versus Blockbuster/Hollywood’s combination, I don’t think there’s any comparison. I don’t think there’s a rational bid there that would preclude us from doing something different. But we haven’t seen the merger agreement yet. We don’t know what the break-up fees are. We’re not sure whether or not we get into the process to get more information at this point or not and over the next short period of time, we will assess our options. And I can’t tell you today exactly what we’ll do.

M	… have you sketched out the several markets that the stores are now addressing and the market sizes, the Kagan numbers; I’ve seen like the two huge opportunities were retail movies and retail games and I wondered how your market share in those big markets has developed over the last few years. Are you gaining?

J. Antioco	In order to have respectable growth going forward, we’re at about a 4% share of retail movies. If we just maintained that market share over the next couple of years, that would produce reasonable growth. It’s a tough business for us to compete with mass merchants based on the margin structure that they have. But the business that probably provides the most profit upside in this whole retail dynamic is used movies and games. We’ve obviously been in the used movies and games business for quite some time as it relates to previously rented product. But now we’ve gotten into it in terms of previously owned product that’s traded to us.

BLOCKBUSTER INC.

Speaker: John Antioco

January 10, 2005/3:30 p.m. CST

So our thrust will be used movies and used games and as you know, the games specialty retailers make a significant portion of their gross margin on traded and used games, and that’s really the business we’re going after.

Yes sir?

M	The video games retailers use an accounting for their game trading business where they don’t recognize any cost of goods sold when they buy back the games – it’s almost a deferred liability. What’s your accounting standard going to be in the used game business?

J. Antioco	I’m not sure what you’re describing in the – what the games specialty retailers do in their accounting, but we essentially account for the product at what we pay for it and then depreciate it at a fairly rapid rate to make sure that we don’t have any kind of hanging liability as it relates to inventory. Obviously, the game business is one where you don’t want to be in that situation because of how quickly trends change and platforms change so we believe our accounting policies on that are very conservative and won’t create that situation for Blockbuster.

M	Just to clarify – the game companies –

J. Antioco	Are you talking about game retailers?

M	Yes. They don’t –

J. Antioco	Like Game Stop and – ?

M	Yes. They don’t amortize any of the cost of the product they acquire for trading until it’s sold so it hangs on the balance sheet. You’re saying that you’re going to amortize the cost of that game on some time schedule beginning at the time of the game acquisition?

J. Antioco	Are you going to the break-out session?

M	I guess.

J. Antioco	Mary will help me with that question in the break-out session. Any other questions? Right on. Look at that. Zero, zero, zero, flash. Right on. Perfect.